EXHIBIT 20.01


                          Independent Auditors' Report


Board of Directors
SeniorCare Group, Ltd. and Affiliates:

We have audited the accompanying combined balance sheets of SeniorCare Group, Ltd. and Affiliates (collectively referred to as the "Company") as of December 31, 1997 and 1996 and the related combined statements of earnings, stockholders' and members' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SeniorCare Group, Ltd. and Affiliates as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick, LLP
June 9, 1998
Jericho, New York

SENIORCARE GROUP, LTD. AND AFFILIATES
COMBINED BALANCE SHEETS
as of December 31, 1997


ASSETS                                                                  1997                1996
                                                                    -------------     ----------------
Current assets:
   Cash and cash equivalents                                         $ 1,030,136       $    1,641,071
    Investment securities                                              1,530,685            1,235,598
    Account receivable, net of allowance for doubtful
       accounts of $62,846 in 1997 and $36,560 in 1996                   494,554              314,800
    Inventory                                                             79,250               79,250
    Restricted cash                                                      522,169              230,291
    Prepaid expenses                                                     537,348              499,969
                                                                    -------------     ----------------
          Total current assets                                         4,191,142            4,000,979

Property and equipment, net                                           31,219,683           26,572,888
Restricted cash - construction loan                                    1,500,000                  --
Deferred financing costs, net                                          1,055,625              689,497
Intangible assets, net of accumulated amortization of
   $5,925 in 1997 and $2,850 in 1996                                      12,075               15,150
                                                                    -------------     ----------------
          Total assets                                               $37,981,525       $   31,278,514
                                                                    =============     ================

LIABILITIES AND STOCKHOLDERS' AND
   MEMBERS' EQUITY
Current liabilities:
    Notes payable                                                    $   177,466       $      364,158
    Current installments of long-term debt                               495,993              483,988
    Accounts payable                                                     711,445              769,506
    Accrued expenses                                                     445,338              269,336
    Resident security deposits                                         1,428,429            1,336,956
                                                                    -------------     ----------------
          Total current liabilities                                    3,258,671            3,223,944

Long-term debt, less current installments                             37,741,019           32,122,647
                                                                    --------------    ----------------
          Total liabilities                                           40,999,690           35,346,591
                                                                    --------------    ----------------

Stockholders' and members' equity:
    Common stock                                                           5,100                5,100
    Additional paid-in capital                                           929,170              889,170
    Retained earnings                                                     18,290              (29,615)
    Members' capital                                                  (3,970,725)          (4,932,732)
                                                                    -------------     ----------------
          Total stockholders' and members' equity                     (3,018,165)          (4,068,077)
                                                                    -------------     ----------------

          Total liabilities and stockholders' and members' equity    $37,981,525       $   31,278,514
                                                                    =============     ================


                       See accompanying notes to combined
                             financial statements.

SENIORCARE GROUP, LTD. AND AFFILIATES
COMBINED STATEMENTS OF EARNINGS
Years ended December 31

                                                      1997              1996              1995
                                                 --------------    --------------    ----------------
Revenues:
    Assisted living revenues                      $ 21,639,385      $ 18,379,262      $   15,811,144
    Sales - pharmacy                                 2,049,307         1,334,692                  --
    Other                                               85,939           297,433             233,350
                                                 --------------    --------------    ----------------

          Total revenue                             23,774,631        20,011,387          16,044,494
                                                 --------------    ---------------   ----------------

Cost of sales - pharmacy                             1,502,726           975,739                  --
                                                 --------------    --------------    ----------------

Facility operating expenses:
    Residential operations                          15,106,592        13,124,479          11,490,191
    Facility development expenses                      320,264           103,049                  --
    Depreciation and amortization                    1,126,608         1,149,156             975,928
                                                 --------------    --------------    ----------------

          Total facility operating expenses         16,553,464        14,376,684          12,466,119
                                                 --------------    --------------    ----------------

          Income from operations                     5,718,441         4,658,964           3,578,375
                                                 --------------    --------------    ----------------

Other income (expense):
    Interest income                                    202,509           154,403             142,074
    Interest expense                                (3,487,923)       (3,184,828)         (2,786,723)
                                                 --------------    --------------    ----------------

          Total other expense, net                  (3,285,414)       (3,030,425)         (2,644,649)
                                                 --------------    --------------    ----------------

          Net income                              $  2,433,027      $  1,628,539      $      933,726
                                                 ==============    ==============    ================


                       See accompanying notes to combined
                             financial statements.

SENIORCARE GROUP, LTD. AND AFFILIATES
COMBINED STATEMENTS OF STOCKHOLDERS' AND MEMBERS' EQUITY
Years ended December 31

                                             Common Stock
                                        -----------------------
                                           Out-         No Par       Paid in        Retained         Members'
                                         standing       Value        Capital        Earnings          Capital           Total
                                        -----------   ---------    -----------    -------------   --------------   ----------------

Balance, December 31, 1994                   200        $ 100        $ 3,775        $ 397,737     $ (3,633,405)    $   (3,231,793)

Capital contributions                         --           --        288,194               --        1,284,908          1,573,102
Distributions to owners                       --           --             --               --       (1,858,917)        (1,858,917)
Distributions to affiliated entities          --           --             --               --       (1,560,472)        (1,560,472)
Net income (loss)                             --           --             --         (270,423)       1,204,149            933,726
                                        ----------- -----------    -----------    -------------   --------------    ---------------

Balance, December 31, 1995                   200          100        291,969          127,314       (4,563,737)        (4,144,354)

Capital contributions                        200        5,000        597,201               --        1,957,500          2,559,701
Distributions to owners                       --           --             --               --       (3,007,500)        (3,007,500)
Distributions to affiliated entities          --           --             --               --       (1,104,463)        (1,104,463)
Net income (loss)                             --           --             --         (156,929)       1,785,468          1,628,539
                                        ----------- -----------    -----------    -------------   --------------   ----------------

Balance, December 31, 1996                   400        5,100        889,170          (29,615)      (4,932,732)        (4,068,077)

Capital contributions                         --           --         40,000               --               --             40,000
Distributions to owners                       --           --             --               --         (894,061)          (894,061)
Distributions to affiliated entities          --           --             --          (11,769)        (517,285)          (529,054)
Net income                                    --           --             --           59,674        2,373,353          2,433,027
                                        ----------- -----------    -----------    -------------   --------------   ----------------

Balance, December 31, 1997                   400      $ 5,100      $ 929,170         $ 18,290     $ (3,970,725)    $   (3,018,165)
                                        =========== ===========    ===========    =============   ==============   ================


                       See accompanying notes to combined
                             financial statements.

SENIORCARE GROUP, LTD. AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
Years ended December 31

                                                                       1997            1996            1995
                                                                 --------------   -------------    -------------
Cash flows from operating activities:
   Net income                                                     $  2,433,028     $ 1,628,539      $   933,726
   Adjustment to reconcile net income to net cash
       provided by operating activities:
      Amortization and depreciation                                  1,126,608       1,149,156          975,928
      Provision (benefit) for bad debts                                 26,286           5,800          (17,922)
      Changes in operating assets and liabilities:
         (Increase) decrease in accounts receivable                   (206,040)       (248,015)          29,579
         Increase in inventory                                             --          (79,250)              --
         (Increase) decrease in prepaid expenses                       (37,379)       (385,872)         269,494
         Decrease in accounts payable                                  (58,061)        (43,394)        (244,293)
         Increase (decrease) in accrued liabilities                    176,002        (680,164)         179,870
         Increase (decrease) in customer deposits                       91,473         311,025         (213,729)
         (Increase) decrease in restricted cash - escrow              (291,878)      1,008,416         (961,505)
                                                                 --------------   -------------    -------------
            Net cash provided by operating activities                3,260,039       2,666,241          951,148
                                                                 --------------   -------------    -------------

Cash flows from investing activities:
   Purchase of investment securities                                (3,554,613)     (2,671,537)      (2,283,327)
   Maturities of investment securities                               3,259,526       3,510,346        1,533,000
   Purchase of land, buildings and equipment                        (5,618,399)     (4,011,563)      (6,574,517)
   (Increase) in deferred financing costs                             (518,058)       (196,725)         (77,844)
   (Increase) in capitalized intangible                                     --         (18,000)              --
                                                                 --------------   -------------    -------------
            Net cash used in investing activities                   (6,431,544)     (3,387,479)      (7,402,688)
                                                                 --------------   -------------    -------------

Cash flows from financing activities:
   Proceeds from long-term debt                                      9,846,507       6,000,000       11,372,040
   Repayments of long-term debt                                     (4,152,838)     (3,593,213)      (7,614,723)
   Proceeds from note borrowings                                            --         150,646          204,602
   Repayments of note borrowing                                       (249,984)        (44,013)         (44,000)
   Restricted cash - construction loan                              (1,500,000)             --               --
   Capital contributions                                                40,000       2,559,701          632,194
   Distributions to owners                                            (894,061)     (3,007,500)      (1,858,917)
   Distributions to affiliated entities                               (529,054)     (1,104,463)       2,524,258
                                                                 --------------   -------------    -------------
            Net cash provided by financing activities                2,560,570         961,158        5,215,454
                                                                 --------------   -------------    -------------

Net increase (decrease) in cash and cash equivalents                  (610,935)        239,920       (1,236,086)

Cash and cash equivalents at beginning at year                       1,641,071       1,401,151        2,637,237
                                                                 --------------   -------------    -------------

Cash and cash equivalents at end of the year                      $  1,030,136     $ 1,641,071      $ 1,401,151
                                                                 ==============   =============    =============

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest                       $  3,518,664     $ 3,224,511      $ 2,810,290
                                                                 ==============   =============    =============


                       See accompanying notes to combined
                              financial statements.

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


(1)     Organization and Presentation

SeniorCare, Group, Ltd. and Affiliates (the Company) was incorporated in New York in March 1992. SeniorCare Group, Ltd. was formed to develop name recognition and promote the adult homes owned and operated by affiliates, all under common ownership. The Company owns and operates six licensed adult homes, a pharmacy, a home health care license in the metropolitan New York area and has several adult homes under development. The residents for whom services are provided are predominately private pay residents.

The entities included in the combined financial statements are as follows; Westbury Home Operating Company LLC, Island Manor Operating Company LLC, Alandco Development Corp. (S Corp), The Islandia Community for Seniors Operating Company LLC d/b/a The Islandia Home, and The Islandia East, Shirlbart Real Estate Operating Company LLC, All-Care Pharmacy, Inc. (S Corp), South Shore Associates, LLC, and certain parcels of undeveloped land, construction in progress and vehicles held by other entities not combined in these financial statements. The undeveloped land, construction in progress and vehicles are owned by other entities which are owned by principals who have common ownership of the Company. These assets are expected to be transferred to the Company as capital contributions in 1998.

The principals of the Company are also owners of other entities not included in the aforementioned combination, since these other entities have no significant assets, liabilities and/or operations to combine or the assets, liabilities and/or operations are unrelated to the operating of the adult homes and related services.

(2)     Summary of Significant Accounting Policies

        (a)    Principles of Combination
        The financial statements of SeniorCare Group, Ltd. and Affiliates are combined, as each company is substantially owned and controlled by common shareholders. All significant intercompany accounts and transactions have been eliminated in the combination.

        (b)    Use of Estimates
        The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


        date of the financial statements and the reported amounts of revenue and expenses during the period reported. Actual results could differ from those estimates.

        (c)    Resident Agreements
        Agreements with residents are on a month to month basis and are cancelable by the residents with thirty days notice. The Company typically obtains one month of rent as a security deposit. Such amounts are reflected as resident security deposits in the accompanying balance sheets.

        (d)    Cash Equivalents
        The Company considers all highly liquid investments with original maturities of three months or less to be cash or cash equivalents. Cash equivalents at December 31, 1997 and 1996 consist of money market funds and U.S. treasury bills with original maturities of less than 90 days.

        (e)    Inventory
        Inventory is recorded at the lower of cost or market utilizing the LIFO method (last-in first-out).

        (f)    Deferred Financing Costs
        Costs incurred in connection with obtaining permanent financing for the adult homes have been deferred and are amortized over the term of the financing using the straight-line method which approximates the effective interest method since all of the financings mature within seven years of the funding date.

        Deferred financing fees and accumulated amortization are as follows:

                                                    1997              1996
                                                    ----              ----
        Deferred financing fees              $   1,376,632         $ 858,574
        Less: accumulated amortization            (321,007)         (169,077)
                                             -------------         ---------
                                             $   1,055,625         $ 689,497
                                             =============         =========


        (g)    Property and Equipment
        Property and equipment are recorded at the lower of cost or net realizable value and include pre-acquisition costs, interest and property taxes capitalized on long-term construction projects during the construction period, as well as other costs directly related to the development and construction of facilities. Depreciation is computed using the straight-line method for buildings and improvements over the estimated useful lives of the related assets ranging from 20 to 40 years.

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


        Depreciation is computed using an accelerated method for equipment, vehicles and furniture over the estimated useful lives of the related assets ranging from 5 to 10 years.

        (h)    Long-Lived Assets
        The Company reviews long-lived assets and certain identifiable intangibles to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        (i)    Income Taxes
        The shareholders' have elected to be taxed pursuant to either the provision of subchapter "S" of the Internal Revenue Service Code (IRC) and New York State Tax Code or as limited liability corporations (LLC's). Accordingly, no federal income taxes are imposed on the Company. The taxable income from the Company is taxed directly to the stockholders. Under subchapter "S" New York State imposes a tax based upon the difference between individual and corporate tax rates. Such amounts were immaterial in each of the years in the three-year period ended December 31, 1997.

        (j)    Intangibles
        Intangible assets are recorded at cost, less accumulated amortization. The excess of purchase price over tangible assets of the Company's pharmacy is being amortized on a straight-line basis over six years.

(3)     Restricted Cash

In accordance with mortgage loan agreements described in note 6, the Company is required to maintain escrow deposits for real estate taxes. As of December 31, 1997 and 1996, the Company has escrow balances of $522,169 and $230,291, respectively.

Another $1,500,000 of restricted cash representing mortgage loan proceeds is recorded as a long-term asset since such funds are restricted for the construction of an addition to an adult home.

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


(4)     Investment Securities

Investment securities are debt securities which are expected to be held to maturity, consisting primarily of U.S. Treasury obligations. These securities are carried at amortized cost which approximate fair market value at December 31, 1997 and 1996. Substantially all of the Company's portfolio of investment securities matures within six months.

(5)     Property and Equipment

Property and equipment consist of the following:

                                                         1997           1996
                                                         ----           ----
        Land and land improvements               $   2,504,772    $   2,504,772
        Building and building improvements          31,585,714       28,191,233
        Furniture, equipment, and vehicles           3,783,465        3,451,019
        Constructions in progress                    2,122,885          224,439
                                                 -------------    -------------
                                                    39,996,836       34,371,463
        Less:  accumulated depreciation             (8,777,153)      (7,798,575)
                                                 -------------    -------------
                                                 $  31,219,683    $  26,572,888
                                                 =============    =============


In 1997, capitalized interest and capitalized real estate taxes amounted to $1,632 and $200,000, respectively. During 1996, no amounts were capitalized for interest and real estate taxes.

Included in land and land improvements, building and building improvements, construction in progress and furniture, equipment and vehicles at December 31, 1997 and 1996 are assets held by uncombined affiliates of the Company. It is the intention of management to transfer these assets to the Company as a capital contribution in 1998. The assets are as follows:



                                             1997           1996
                                             ----           ----
        Land                           $   859,734       $  859,734
        Building, net                       55,604           64,879
        Construction in process          1,729,136          157,284
        Vehicles, net                       39,394           65,657
                                       -----------       ----------
                                       $ 2,683,868       $1,147,554
                                       ===========       ==========

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


(6)     Notes Payable

        Notes payable is comprised of the following:

                                                      1997          1996
                                                      ----          ----
        Insurance payable (a)                   $  102,466     $  89,158
        Notes payable - individual (b)              75,000       275,000
                                                ----------     ---------
                                                $  177,466     $ 364,158
                                                ==========     =========


        (a) Insurance payable represents the remaining amounts due on the financing of the Company's insurance over twelve months.

        (b) Notes payable - individual represents amounts due on demand to an employee of the Company secured by the residence of one of the principals of the Company bearing, interest at 15% per annum.

(7)     Long-term Debt

Long-term debt consists of the following:


                                                                                           1997           1996
                                                                                           ----           ----
Notes payable - former partner represents amounts due to a former partner payable in monthly payments of $2,098 bearing interest at 7% per annum due
                September 1, 2001. One of the principals of the Company has
                guaranteed the payment of this note                                    $   81,206       $  99,978

Notes payable - vehicles represents amounts due on the purchase of vehicles payable in monthly installments ranging from $1,036 to $1,114 bearing interest
                from 8.75% to 10.4% maturing through February 1999                         48,825          93,345

Five first mortgage loans secured by the respective adult home property with monthly payments ranging from $51,798 to
                $111,573 bearing interest from 9% to 10.8% with due dates
                ranging from December 31, 2001 to August 1, 2006 with balloon
                payments at maturity                                                   37,660,474      32,413,312

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


Temporary construction mortgage credit lines of $6,500,000
                bearing interest at 1.5% over prime due November 4, 1999 with
                monthly payments of interest only                                         446,507              --
                                                                                     ----------------------------

Total long-term debt                                                                   38,237,012      32,606,635
Less current installments                                                                 495,993         483,988
                                                                                     ----------------------------
                                                                                     $ 37,741,019     $32,122,647
                                                                                     ============================


The aforementioned mortgages have various covenants including limited personal guarantees from a principal, cross-collateralization of properties between the adult homes, prepayment terms on three mortgages which expire between December 1998 and July 2000, one-time mortgage transfer restrictions and fees and prepayment penalties.

Principal maturities of debt are as follows:

        1998                  $  495,993
        1999                     949,961
        2000                     547,881
        2001                  11,611,412
        2002                  12,539,776
        Thereafter            12,091,989
                              ==========

(8)     Capital Structure

The capital structure of the two S Corporations at December 31, 1997 and 1996 is as follows:

                                                                        Shares
                                                        Common          issued
                                                        shares          and out-       Par
                                                      authorized       standing       Value
                                                      ----------       --------       -----
                       Alandco Development Corp.         200             200           None
                       All-Care Pharmacy, Inc.           200             200           None
                                                          --             ---
None
                                                         400             400
                                                         ===             ===


(9)     Related Party Transactions

        (a) Included in the residential operations in the accompanying statements of earnings are rent and management fees of $ 1,194,000, $629,000 and $518,000

                      SeniorCare Group, Ltd. and Affiliates
                     Notes to Combined Financial Statements
                           December 31, 1997 and 1996


        for the years ended December 31, 1997, 1996 and 1995, respectively. Such fees represent the allocation of estimated corporate overhead of the Company incurred by a related entity not included in the combined financial statements.

        (b) The licenses to operate the adult homes, pharmacy and home health care services are in the names of the principals individually. The adult home licenses enable each adult home to provide services to a maximum of 200 residents per adult home.

        (c) The net effect of all intercompany advances with affiliates included and excluded from the combined financial statements have been recorded as a reduction of stockholders' and members' equity as distributions to affiliated entities.

        (d) The statement of operations of the Company excludes any compensation expense to the principals. Distributions to the principals has been presented as a reduction of members' equity in the statements of stockholders' and members' equity as distributions to owners.

(10)    Commitments and Contingencies

The Company has entered into contracts for expansions to its existing adult homes and the construction of new adult homes with numerous contractors. Actual costs incurred to date have been recorded as construction in process for these adult homes. The costs for these contracts will be financed from restricted cash (construction loan) and the unused temporary construction mortgage lines of credit (note 7).

The Company is a defendant in several actions which arose in the normal course of business. These matters are generally covered under insurance policies and, in the opinion of management, the eventual outcome of these actions, to the extent not covered by insurance, will not have a material effect on the Company's financial position, results of operations or liquidity.